EXHIBIT 10.02

Citigroup Global Markets Inc.	UBS Securities LLC
390 Greenwich Street	299 Park Avenue
New York, New York 10013	New York, New York 10171

March 14, 2013

CenterPoint Energy, Inc.
1111 Louisiana St.
Houston, Texas 77002

Enogex LLC
PO Box 321
321 N. Harvey
Oklahoma City, OK 73102-0321

Attention:	Marc Kilbride, Vice President and Treasurer, CenterPoint Energy, Inc.
Sean Trauschke, Chief Financial Officer, Enogex LLC

$1,400,000,000 5-Year Revolving Credit Facility

Project Walker
COMMITMENT LETTER

Ladies and Gentlemen:

CenterPoint Energy, Inc. (“CenterPoint Energy”) and Enogex LLC (“Enogex” and, together with CenterPoint Energy, “you” or the “Companies”, and each individually, a “Company”) have advised Citigroup Global Markets Inc. (“CGMI”), UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBS Securities” and, together with CGMI and UBSLF, “we” or “us”) that you plan to form a joint venture (the “Borrower”), which will be a Delaware limited partnership (and will be the successor to CenterPoint Energy Field Services, LLC, a Delaware limited liability company), and to consummate the other Transactions described in Exhibit A attached hereto (the “Transaction Description”). In addition, you have informed us that you desire to cause the Borrower to establish a $1,400,000,000 5-year unsecured revolving credit facility (the “Facility”), the proceeds of which would be used by the Borrower for general corporate purposes and to refinance certain obligations outstanding under Enogex's existing revolving credit facility. Capitalized terms used in this commitment letter but not defined herein shall have the meanings given to them in the Transaction Description or the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

In connection with the Transactions, (a) CGMI, on behalf of Citi (as defined below), is pleased to inform the Companies of Citi's several, but not joint, commitment to provide $200,000,000 of the Facility, and (b) UBSLF is pleased to inform the Companies of UBSLF's several, but not joint, commitment to provide $200,000,000 of the Facility, in each case on the terms and subject to the conditions set forth in Section 1 hereof.

In addition, each of Citi and UBS Securities is pleased to inform the Companies of its agreement to use its best efforts to arrange, in consultation with each of you, a syndicate of Lenders (as defined and subject to the provisions below) for the balance of the Facility, on the terms and subject to the conditions of this Commitment Letter (it being understood and agreed that none of the Commitment Parties is agreeing to underwrite such syndication). For purposes of this Commitment Letter, (a) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby; (b) “Initial Lenders” means, collectively, Citi and UBSLF; (c) “Initial Commitment Parties” means, collectively, Citi, UBSLF and UBS Securities; and (d) “Commitment Parties” means, collectively, the Initial Commitment Parties and the Additional Commitment Parties (as defined below).

The commitment and other obligations of each Commitment Party hereunder are several and not joint. No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

Section 1. Conditions Precedent. Each Commitment Party's commitment hereunder and agreement to perform the services described herein are subject to the following conditions:

(a)    the preparation, execution and delivery of mutually acceptable definitive loan documentation for the Facility, including, without limitation, a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter (the “Operative Documents”);

(b)    other than as disclosed in the SEC Reports (as defined below) or otherwise prior to the date hereof, the absence since December 31, 2012 of any material adverse change in the business, condition (financial or otherwise) or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole;

(c)    the accuracy in all material respects of the representations of the Companies contained herein (other than those representations that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the performance in all material respects by the Companies of their agreements hereunder;

(d)    the receipt of commitments from Lenders (other than Citi and UBSLF) of not less than $600,000,000, on the terms and conditions set forth in Annex I;

(e)    such Commitment Party not discovering or otherwise becoming aware of any information not previously disclosed to it that is inconsistent in a material and adverse manner with the information provided to it prior to the date hereof, regarding the business, condition (financial or otherwise), or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole; and

(f)    the satisfaction of the other conditions set forth under the heading “Conditions Precedent to Closing” contained in the Term Sheet.
As used herein, “SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE Energy Corp. (“OGE”), the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CenterPoint Energy Resources Corp. (“CERC”), in each case, for the fiscal year ended December 31, 2012, and (ii) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date hereof.

Section 2. Commitment Termination; Survival of Obligations. Each Commitment Party's commitment and other obligations set forth in this Commitment Letter will terminate on the earlier of (a) the occurrence of the

Closing Date, and (b) December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master Formation Agreement (as defined on Exhibit A) not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter will terminate on February 28, 2014. In addition, the Companies, acting together, may terminate the commitments set forth in this Commitment Letter at any time in whole or in part upon written notice to the Commitment Parties. Notwithstanding the foregoing, the provisions of Sections 5 through 8 and 10 through 13 shall remain in full force and effect regardless of whether any Operative Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that if the Facility closes and the Operative Documents are executed and delivered, the provisions under Sections 6 and 7 and the second paragraph of Section 8 shall be superseded and deemed replaced by the terms of the Operative Documents governing such matters (solely to the extent such provisions are set forth therein).

Section 3. Titles and Roles. Citi will act as the sole administrative agent for the Facility, UBS Securities will act as syndication agent for the Facility, and CGMI and UBS Securities will act as joint lead arrangers and joint bookrunners for the Facility. It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Facility. Except as provided in the immediately succeeding paragraph, no additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (except as set forth in this Commitment Letter and the Fee Letters) will be paid to any Lender in order to obtain its commitment to participate in the Facility, without the consent of the Initial Commitment Parties.

Notwithstanding the foregoing, after the date hereof, you may arrange for one or more additional financial institutions (each, an “Additional Commitment Party”) selected by you and reasonably acceptable to us (it being acknowledged and agreed that each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. shall be acceptable to both us and you) to provide (pursuant to customary joinder documentation reasonably satisfactory to you and us) additional commitments to the Facility, and add each Additional Commitment Party as a party to this Commitment Letter as an additional joint lead arranger and joint bookrunner for the Facility and award such agent or co-agent titles to such Additional Commitment Party as you, we and the joint lead arrangers may agree; provided that (a) no Additional Commitment Party shall receive economics greater than the economics received by each of the Initial Commitment Parties and (b) the fees set forth in the Fee Letters payable to Citi and UBS Securities may not be reduced as a result of the addition of a new Additional Commitment Party. Each party hereto agrees to execute such joinders, amendments and other documents as are required to give effect to this paragraph. From and after the execution by any financial institution of such joinder documentation, such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” hereunder, and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder.

Section 4. Syndication. Each Initial Commitment Party intends to syndicate, prior to the Closing Date, all or a portion of the Facility (including all or part of such Initial Commitment Party's commitment) to one or more other financial institutions listed on the list distributed by us to you on the date hereof (the “Approved Lenders”) and any other financial institutions subject to your reasonable mutual consent, which financial institutions will become parties to the Operative Documents pursuant to a syndication to be managed by the Initial Commitment Parties in consultation with you (such financial institutions becoming parties to the Operative Documents, including the Initial Lenders, being collectively referred to herein as the “Lenders”); provided that none of the commitments of the Initial Lenders may be syndicated or participated until the earlier of the (i) the Closing Date and (ii) such time as at least $1,400,000,000 has been committed to the Facility by Lenders (including the Initial Lenders). Subject to the preceding sentence, the Initial Commitment Parties will manage all aspects of the syndication in consultation with each of you, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

Each Company will take all actions as any Initial Commitment Party may reasonably request to assist the Initial Commitment Parties in forming a syndicate for the Facility reasonably acceptable to the Initial Commitment Parties and to the Companies, which acceptance by the Companies will be deemed to be given for any Approved Lender. Each Company's assistance in forming such a syndicate will include, without limitation, (a) making senior management and representatives of such Company and the Borrower available to participate in information meetings with potential Lenders and rating agencies at such times and places as any Initial Commitment Party may reasonably request; (b) using such Company's commercially reasonable efforts to ensure that the syndication efforts benefit from such Company's existing lending relationships; (c) assisting (including using its commercially reasonable efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Facility and other marketing and rating agency materials to be used in connection with the syndication of the Facility; and (d) subject to Section 9, promptly providing the Initial Commitment Parties with all other information reasonably deemed necessary by any of them to successfully complete the syndication of the Facility (it being understood, however, that the only financial statements that shall be required to be provided to the Initial Commitment Parties in connection with the syndication of the Facility shall be those required to be delivered pursuant to the Term Sheet).

Each Company acknowledges that (a) the Initial Commitment Parties may make available any Information and Projections (each as defined in Section 9) (collectively, the “Borrower Materials”) to potential Lenders on a confidential basis by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each Company agrees that (i) at the request of the Initial Commitment Parties, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Companies, the Borrower or any securities of any thereof for purposes of United States federal and state securities laws; (ii) all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Borrower Materials “PUBLIC,” each Company will be deemed to have authorized the Initial Commitment Parties and the proposed Lenders to, among other things, treat such Borrower Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (iv) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (v) the Initial Commitment Parties will be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.” Each of the Initial Commitment Parties hereby agrees that it shall obtain from each Lender or prospective Lender to which it disseminates any non-public or confidential information regarding the Companies, their respective affiliates or the Borrower, an agreement (which agreement may be deemed to be made by the acceptance by such Lender or prospective Lender of the Confidential Information Memorandum) to treat such information as confidential pursuant to the terms of the Special Notice and the Notice and Undertaking set forth in the Confidential Information Memorandum prepared for the Facility.

To ensure an effective syndication of the Facility, each Company agrees that, until the earlier of (x)  the Closing Date and (y) termination of this Commitment Letter prior to the Closing Date, the Borrower will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Borrower or any of its subsidiaries in the syndicated bank loan market (including any renewals thereof) without the prior written consent of the Initial Commitment Parties, other than the $1,050,000,000 three-year term loan facility referred to in that certain commitment letter dated as of the date hereof among the Companies and the Initial Commitment Parties.

Section 5. Fees. In addition to the fees described in the Term Sheet, each Company will pay (or cause to be paid) the non-refundable fees set forth in (a) the Revolver Arrangers' Fee Letter dated the date hereof (the “Revolver Arrangers' Fee Letter”) among the Companies and the Initial Commitment Parties and (b) the Revolver Administrative Agent Fee Letter dated the date hereof (together with the Revolver Arrangers' Fee Letter, the “Fee Letters”) among the Companies and Citi, in each case if and to the extent payable by such Company thereunder.

Section 6. Indemnification. You, severally and not jointly, agree to indemnify and hold harmless (in each case, in accordance with your Percentage (as defined below)), each of the Commitment Parties and their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Indemnified Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party) where the Indemnified Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnified Parties similarly situated, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter, the Fee Letters or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by any Company, the Borrower, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter or the Fee Letters, or (iii) claims of one or more Indemnified Parties against another Indemnified Party (other than claims against the Agent or the joint lead arrangers in their capacities as such) and not involving any act or omission of the Companies, the Borrower or any subsidiaries or affiliates of any of the foregoing (or any of such person's officers, directors, employees, advisors, agents or representatives). No party hereto nor any of its affiliates nor any of their respective officers, directors, employees, advisors, agents, representatives or controlling persons shall be liable to any other party hereto (or its affiliates, officers, directors, employees, advisors, agents, representatives or controlling persons) on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters or the Facility; provided that nothing contained in this sentence shall limit your indemnification obligations set forth in the immediately preceding paragraph, including your obligation to indemnify Indemnified Parties for special, indirect, consequential or punitive damages awarded against an Indemnified Party.

Each Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to any Company, the Borrower or any of their affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such damages are incurred by reason of the willful misconduct or gross negligence of an Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 7. Costs and Expenses. Each Company, severally and not jointly, agrees to pay (or cause to be paid), or reimburse the Commitment Parties (in each case, in accordance with such Company's Percentage (as defined below)) for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi in its capacity as administrative agent and an arranger for the Facility, and no other counsel of any other Lender or Commitment Party) incurred by any of them (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letters and the Operative Documents, regardless of whether any of the transactions contemplated hereby are consummated. Such amounts shall be paid on the earlier of (i) the Closing Date and (ii) five business days following the termination of this Commitment Letter as provided below. Each Company also, severally and not jointly, agrees to pay (or cause to be paid) (in accordance with such Company's Percentage) all costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Commitment Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Commitment Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnified Party), where the Commitment Party affected by such conflict informs you of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Commitment Parties similarly situated, taken as a whole) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter or the Fee Letters.

As used herein, “Percentage” shall mean, with respect to CenterPoint Energy, 50% and, with respect to Enogex, 50%.

Section 8. Confidentiality. By accepting delivery of the Fee Letters and this Commitment Letter, each Company agrees that each of the Fee Letters and, prior to your acceptance hereof, this Commitment Letter are for your confidential use only and that neither the existence nor the terms of the Fee Letters and this Commitment Letter will be disclosed by you to any person other than the Borrower and your and the Borrower's respective affiliates and your and their respective officers, directors, employees, accountants, attorneys, other advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, that (i) you may file a copy of this Commitment Letter (but not any Fee Letter) in any public record in which this Commitment Letter is required by law to be filed, (ii) you may disclose this Commitment Letter and the contents thereof and the aggregate fee amounts contained in the Fee Letters to rating agencies in connection with obtaining ratings for the Borrower and the Facility, provided that such rating agencies are informed of the confidential nature of such information and of their obligation to keep such information confidential, (iii) you may make a generic disclosure of aggregate sources and uses including the aggregate amount of fees related to the Transactions to the extent customary or required in marketing materials for the Facility or in any public release or filing related to the Transactions, (iv) you may make public disclosures of the terms and conditions hereof to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than, to the extent prohibited hereby, you, your affiliates or any of your or their respective officers, directors, employees, advisors, agents or representatives, (v) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters as you are required by law or regulation to make or as may be requested or required by regulatory authorities having jurisdiction over you (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vi) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters if you are legally compelled to do so in connection with any litigation or similar proceeding (in which case you shall (x) promptly notify the Initial Commitment Parties in advance of disclosure, to the extent permitted by law and to the extent practicable, and (y) so furnish only that portion of such information which you are legally required to disclose), (vii) you may disclose this Commitment Letter and the Fee Letters (to the extent the fees contained in such Fee Letter are in dispute or in issue) and the contents thereof to a court, tribunal or any other applicable judicial authority in connection with the enforcement of your rights hereunder (in which case, you shall promptly notify the Initial Commitment Parties in advance of such disclosure to the extent permitted by law), (viii) you may make such public disclosures of the terms and conditions hereof and of the Fee Letters where the Initial Commitment Parties jointly consent to the proposed disclosure and (ix) you may disclose this Commitment Letter and the contents hereof to prospective Additional Commitment Parties who are reasonably acceptable to us in accordance with Section 3 hereof. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Companies and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Each of the Commitment Parties agrees to maintain the confidentiality of all Specified Information (as defined below); provided that nothing herein shall prevent any Commitment Party from disclosing any Specified Information (a) to any other Commitment Party, (b) to prospective Lenders who have been approved by you in accordance with the terms hereof, (c) to any of its affiliates solely in connection with the transactions contemplated hereby, (d) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are informed of the confidential nature of such information and of their obligation to keep such information confidential, (e) upon the request or demand of any governmental authority or any regulatory authority having jurisdiction over such Commitment Party, (f) in response to any order of any court or other governmental authority having jurisdiction over such Commitment Party or as may otherwise be required pursuant to any requirement of law or as requested by any self-regulatory body (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (g) if legally compelled to do so in connection with any litigation or similar proceeding (in which case such Commitment Party shall (i) promptly notify you in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (h) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or any of their respective employees, directors, agents, attorneys, accountants or other professional advisors in breach of this Commitment Letter, (i) in connection with protecting its rights with respect to this Commitment Letter and the exercise of any remedy under this Commitment Letter or any loan document related to any of the Facilities or (j) with your joint written consent. The Commitment Parties shall be responsible for any breach of the provisions of this paragraph by any of their affiliates and any of their or their affiliates' employees and directors. “Specified Information” means all information that is made available to any Commitment Party by or on behalf of by the Companies, the Borrower or any Company Representatives in connection with the transactions contemplated hereby, other than any such Information that is available to such Commitment Party on a non-confidential basis prior to disclosure by any Company or any of their respective representatives, excluding any information from a source which, to such Commitment Party's knowledge, has been disclosed by such source in breach of the terms hereof.

Section 9. Representations and Warranties of the Companies. Each Company represents and warrants that (a) (i) all written information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by such Company, the Borrower or any Company Representative of such Company or the Borrower in connection with the transactions contemplated hereby and (ii) all information orally communicated by such Company, the Borrower or any Company Representative of such Company or the Borrower to any Initial Commitment Party or any of their attorneys in due diligence sessions or to any Commitment Party, any Lender or any potential Lender in formal lender presentations (the “Information”), when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections and forward looking statements, if any, that have been or will be prepared by such Company, the Borrower or any Company Representative of such Company or the Borrower and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were, in good faith, believed by such Company's or the Borrower's management to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Companies' and the Borrower's control, and that no assurance can be given (and no representation shall be deemed made) that the Projections will be realized). If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then each Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances; it being agreed that (i) such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission and (ii) the Companies shall have no obligation to update or supplement the Projections included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013. You also agree to promptly advise us of all developments materially and adversely affecting the Borrower or the assets and businesses that are to be contributed to the Borrower pursuant to the Transactions, taken as a whole; it being agreed that such information shall be deemed to have been provided by the Companies as required hereunder by any Company's delivery of written notice to the Initial Commitment Parties that such information has been included or disclosed in any periodic or current report filed by such Company (or any of its related filing affiliates) with the Securities and Exchange Commission.

In providing this Commitment Letter and in arranging the Facility, the Initial Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Companies, the Borrower or any Company Representatives without independent verification thereof.

Section 10. No Third Party Reliance, Not a Fiduciary, Etc. The agreements of the Commitment Parties hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of you and the Commitment Parties, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without the Initial Commitment Parties' prior written consent. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

Each Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm's length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to it, the Borrower, their management, stockholders, creditors or any other person.  Each Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. Each Company also hereby acknowledges that the Commitment Parties have not advised and are not advising it as to any legal, accounting, regulatory or tax matters, and that it and the Borrower are consulting their own advisors concerning such matters to the extent it deems appropriate. You also acknowledge that UBS Securities is acting as financial advisor to OGE in connection with various matters, including the Transactions, and that Citi is acting as financial advisor to CenterPoint Energy in connection with various matters, including the Transactions.

Each Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with a Company's interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of a Company or its affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, each Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to such Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, each Company agrees that no Group and no member or business of a Group is under a duty to disclose to it or the Borrower or use on behalf of it or the Borrower any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group's long-standing policy to hold in confidence the affairs of its customers, and without limiting each Commitment Party's obligations and rights under Section 8 of this Commitment Letter (and subject to the exceptions set forth in Section 8), no Group will use confidential information obtained from any Company or the Borrower except in connection with its services to, and its relationship with, such Company and the Borrower.

Section 11. Governing Law, Etc. This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties with respect to the Facility and supersede all prior communications, written or oral, with respect thereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (i.e., PDF) will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13. Consent to Jurisdiction, Etc. Each Company irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to such Company at its address specified on the first page of this Commitment Letter. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law or affect any Commitment Party's right to bring any suit, action or proceeding against any Company or its property in the courts of other jurisdictions. To the extent that any Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 14. Patriot Act Compliance. Each Commitment Party hereby notifies the Companies that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Commitment Party to identify the Borrower in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them, to Mary O'Black, Bracewell & Giuliani LLP, 711 Louisiana St., Suite 2300, Houston, Texas 77002 (fax: 713-437-5336, email: mary.o'black@bgllp.com) at or before 5:00 p.m. (New York City time) on March 15, 2013, the time at which the commitments and other obligations of each Commitment Party hereunder (if not so accepted prior thereto) will terminate. If you elect to deliver this Commitment Letter by facsimile or other electronic transmission (i.e., PDF), please arrange for the executed original to follow by next-day courier.

[Signature Pages Follow.]

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By: /s/ Maureen Maroney
Name: Maureen P. Maroney
Title: Authorized Signatory

Signature Page to Commitment Letter (Revolving Credit Facility)

UBS SECURITIES LLC

By: /s/ Brendan Dillon
Name: Brendon Dillon
Title: Managing Director

By: /s/ Kristine Shryock
Name: Kristine M. Shryock
Title: Region Americas Legal

UBS LOAN FINANCE LLC

By: /s/ Brendan Dillon
Name: Brendon Dillon
Title: Managing Director

By: /s/ Kristine Shryock
Name: Kristine M. Shryock
Title: Region Americas Legal

Signature Page to Commitment Letter (Revolving Credit Facility)

ACCEPTED AND AGREED
on March 14, 2013:

CENTERPOINT ENERGY, INC.

By: /s/ Marc Kilbride
Name: Marc Kilbride
Title: Vice President and Treasurer

Signature Page to Commitment Letter (Revolving Credit Facility)

ACCEPTED AND AGREED
on March 14, 2013:

ENOGEX LLC

By: /s/ Sean Trauschke
Name: Sean Trauschke
Title: Chief Financial Officer

Signature Page to Commitment Letter (Revolving Credit Facility)

CONFIDENTIAL                                          EXHIBIT A

Transaction Description
$1,400,000,000 5-Year Revolving Credit Facility

“Transactions” shall mean a series of transactions pursuant to which, among other things:

(a)     CenterPoint Energy Resources Corp. (“CERC”) (i) contributes the equity interests (the “Midstream Subsidiary Capital Stock”) of certain of its wholly-owned subsidiaries that own midstream field services and interstate pipelines assets to CenterPoint Energy Field Services, LLC, a Delaware limited liability company (“CEFS LLC”), and (ii) causes a wholly-owned subsidiary that directly owns equity interests in a certain joint venture that owns midstream field services and interstate pipelines assets to contribute such subsidiary's equity interests in such joint venture (the “JV Capital Stock” and, together with the Midstream Subsidiary Capital Stock, the “Midstream Capital Stock”) to CEFS LLC;

(b)     OGE Enogex Holdings LLC, a Delaware limited liability company (“OGE Holdings”), and ArcLight (as defined below) restructure their ownership of Enogex Holdings LLC, a Delaware limited liability company (“Enogex Holdings”), to provide that the equity interests of Enogex will be held through Enogex Holdings II, LLC, a Delaware limited liability company (“EH II”);

(c)     CEFS LLC is converted to a Delaware limited partnership (which such converted entity will be the Borrower);

(d)     OGE Holdings contributes all of the management interests in EH II owned by OGE Holdings to the general partner of the Borrower in exchange for membership interests in such general partner;

(e)     OGE Holdings contributes to the Borrower all of the economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower;

(f)     ArcLight contributes to the Borrower all of its economic interests in EH II in exchange for the issuance by the Borrower of limited partnership interests in the Borrower; and

(g)    The Borrower enters into the Facility and a $1,050,000,000 three-year unsecured term loan facility (the “Term Loan Facility”) (which, in the case of the Term Loan Facility, shall occur immediately prior to the contribution described in clause (d) above).

As used herein:

“ArcLight” means, collectively, Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, each a Delaware limited liability company and a Wholly-Owned Subsidiary of ArcLight Energy Partners Fund IV, L.P., a Delaware limited partnership.

“Initial JV Transaction” means clauses (a) through (f) of the definition of “Transactions” above, as further described in that certain Master Formation Agreement dated on or about March 14, 2013 among CenterPoint Energy, OGE and ArcLight (the “Master Formation Agreement”)

CONFIDENTIAL	EXHIBIT B

Summary of Terms and Conditions
$1,400,000,000 5-Year Revolving Credit Facility

Borrower:
A Delaware limited partnership that will be formed upon the conversion of CenterPoint Energy Field Services, LLC into a limited partnership (the “Borrower”). There will be no guarantors of the Facility (as defined below).

Facility:
$1,400,000,000 five-year unsecured revolving credit facility (the “Facility”) with a $400,000,000 sublimit for letters of credit. The loans made under the Facility are referred to as the “Revolving Loans”, and the letters of credit made under the Facility are referred to as the “Letters of Credit”.

Purpose:
(i) General corporate purposes, (ii) the refinancing of the obligations owing by Enogex LLC (“Enogex”) under the Existing Enogex Credit Agreement (as defined below) and (iii) the refinancing of the obligations owing by Enogex to OGE Energy Corp. (“OGE”) pursuant to the Second Amended and Restated Revolving Credit and Investment Agreement dated as of April 1, 2008 between OGE and Enogex (the “Enogex Intercompany Agreement”).

Administrative Agent:	An affiliate of CGMI (in such capacity, the “Agent”).
Joint Lead Arrangers and Joint Bookrunners:
Citigroup Global Markets Inc. (“CGMI”) and UBS Securities LLC (in such capacities and, together with such other financial institutions designated by the Companies and the foregoing Lead Arrangers to act in such capacities in accordance with the Commitment Letter, the “Lead Arrangers”).

Lenders:
Initially, a syndicate of banks and other financial institutions constituting Approved Lenders (as defined in the Commitment Letter) or otherwise mutually and reasonably consented to by the Companies and the Lead Arrangers, including the Initial Lenders.

Letters of Credit:
$400,000,000 of the Facility may be used for standby Letters of Credit for any lawful purpose, provided that no Letter of Credit shall expire later than five business days prior to the Maturity Date (as defined below), unless the Borrower provides cash collateral in an amount equal to the undrawn face amount of such Letter of Credit as of such date plus fees and expenses related to such Letter of Credit over its remaining term, provided, further that any Letter of Credit with a one year tenor may provide for the automatic renewal thereof for additional one year periods (which shall, in no event, extend beyond the date that is five business days prior to the Maturity Date unless the Borrower provides cash collateral (in accordance with this sentence)).
Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the applicable Issuing Bank within one business day, the Lenders under the Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender on a pro rata basis.

Issuing Banks:
Citibank, N.A., UBS AG, Stamford Branch and each other Lead Arranger, each of which shall commit to provide $100,000,000 of the Letter of Credit commitments under the Facility (provided that any Issuing Bank may agree to issue Letters of Credit in excess of its stated Letter of Credit commitment in its sole discretion), and each other financial institution designated by the Borrower and reasonably acceptable to the Agent that agrees to issue Letters of Credit under the Facility (each such financial institution in such capacity, an “Issuing Bank”).

Swingline Loans:
$100,000,000 of the Facility shall be available for swingline loans (“Swingline Loans”) from Citibank N.A. (in such capacity, the “Swingline Lender”). Any such Swingline Loans will reduce availability under the Facility on a dollar-for-dollar basis. Each Lender shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan. The Borrower must repay each Swingline Loan on or before the fourteenth (14th) business day after the borrowing date for such Swingline Loan.

Closing Date:
The first date on which each of the conditions set forth below under “Conditions Precedent to Closing” has been met or waived, which shall be no later than December 31, 2013, provided, that if on December 31, 2013 the only condition under the Master Formation Agreement not satisfied or waived is the condition set forth in Section 7.1(a) of the Master Formation Agreement, then the Closing Date shall be no later than February 28, 2014 (the “Closing Date”).

Availability:
The Lenders will make Revolving Loans to the Borrower from time to time under the Facility during the period commencing on the Closing Date and ending on the Maturity Date in minimum principal amounts equal to (i) $1,000,000 and in integral multiples of $500,000 in excess thereof, in the case of Base Rate Advances (as defined below), and (ii) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Advances (as defined below). Revolving Loans will be available on same day notice (by 11:00 a.m. New York City time) if such Revolving Loans will initially be Base Rate Advances and three business days' notice if such Revolving Loans will initially be Eurodollar Rate Advances. Revolving Loans made under the Facility may be borrowed, repaid and reborrowed.
The Swingline Lender will make Swingline Loans to the Borrower from time to time under the Facility during the period commencing on the Closing Date and ending on the Maturity Date in minimum principal amounts equal to $500,000 and in integral multiples of $100,000 in excess thereof. Swingline Loans will be available on same day notice (by 2:00 p.m. New York City time).

Maturity Date:	Fifth anniversary of the Closing Date, as such date may be extended pursuant to “Extension of Maturity Date” below (the “Maturity Date”).
Extension of Maturity Date:
The Borrower will have the right to request an extension of the Maturity Date for two additional one-year periods, subject to the consent of the Majority Lenders, provided, however that (a) the Maturity Date shall not be extended with respect to any Lender without such Lender's consent (which consent shall be given by each Lender in its sole discretion) and (b) each extended commitment (including each commitment of a New Lender (as defined below)) shall be on the same terms and conditions as each other extended commitment. Any non-consenting Lender is herein referred to as a “Declining Lender”.
The Borrower will have the right to replace any Declining Lender with (i) one or more existing Lenders or (ii) one or more financial institutions that are not existing Lenders (“New Lenders”), provided that each New Lender shall be subject to the consent of the Administrative Agent, Swingline Lender and/or the Issuing Banks (in each case, which such consent will not be unreasonably withheld, conditioned or delayed) to the extent such consent of the Administrative Agent, Swingline Lender and/or the Issuing Banks would be required to effect an assignment to such New Lender as a proposed assignee.

Commitment Upsize:
The Borrower will have the right, from time to time, to request an increase in the aggregate commitments under the Facility by (i) allowing one or more existing Lenders to increase their respective commitments and/or (ii) obtaining commitments from one or more banks or other financial institutions that are not existing Lenders; provided that no Lender shall be required to provide any such increase and, provided, further that (a) each such increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (b) no such increase shall result in the aggregate commitments exceeding 150% of the size of the Facility on the Closing Date, (c) no event of default shall have occurred and be continuing as of the effective date of any such increase, (d) certain other customary conditions shall be required to be satisfied in connection with any such increase and (e) any such increased commitments shall have the same terms as the existing commitments (subject to the Borrower's ability to extend any commitments pursuant to “Extension of Maturity Date” above).

Optional Commitment Termination or Reduction:
The Borrower will have the right, upon at least 3 business days' notice, to permanently (i) terminate in whole the commitments under the Facility or (ii) reduce, in part, from time to time, the unused portion of commitments under the Facility, provided that each such partial reduction shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

Interest Rates and Interest Periods:	The Borrower may elect that all or a portion of the Revolving Loans (except Swingline Loans) bear interest at a rate per annum equal to:
	i.	Base Rate: a fluctuating rate equal to the Base Rate (as defined on Schedule 1) plus the Applicable Margin; or
	ii.	Eurodollar Rate: a periodic fixed rate equal to the Eurodollar Rate (as defined on Schedule 1) plus the Applicable Margin.

The Eurodollar Rate will be fixed for interest periods of 1, 2, 3, or 6 months, at the Borrower's election, or if requested by Borrower and agreed to by all Lenders, 9 or 12 months.

Swingline Loans will bear interest at a rate per annum equal to, for any day: (i) the one month Eurodollar Rate for such day plus (ii) the Applicable Margin with respect to Eurodollar Advances.

Upon the occurrence and during the continuance of any event of default, the Majority Lenders (as defined below) may require that each Eurodollar Rate Advance be converted to a Base Rate Advance at the end of the interest period then in effect for such Eurodollar Rate Advance.

Applicable Margin:
“Applicable Margin” means:
(a) with respect to Base Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating (as defined on Schedule 1) from any of S&P, Moody's or Fitch, the Applicable Margin for Base Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio (as defined below) as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Base Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings; and
(b) with respect to Eurodollar Rate Advances, (i) until the time that the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch, the Applicable Margin for Eurodollar Rate Advances specified in the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio as of the most recently ended fiscal quarter for which financial statements are available and (ii) at any time from and after the date when the Borrower first obtains Designated Rating from any of S&P, Fitch or Moody's (subject to the last sentence of part B of Schedule 1), the Applicable Margin for Eurodollar Rate Advances specified in the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Ratings.

Default Rate:
At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount will bear interest at 200 basis points per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts will bear interest at 200 basis points per annum above the rate applicable to Base Rate Advances.

Interest Payments:
Interest on Revolving Loans bearing interest based upon the Base Rate (“Base Rate Advances”) will be payable quarterly in arrears. Interest on Revolving Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Rate Advances”) will be payable at the end of each interest period, but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate Advances (if the Base Rate is determined by reference to Citibank's publicly announced prime rate) and a 360-day basis for Eurodollar Rate Advances and Base Rate Advances (if the Base Rate is determined by reference to the federal funds rate or the Eurodollar Rate (as defined on Schedule 1)).

Commitment Fees:
If the Closing Date occurs after June 1, 2013, the Borrower shall pay a commitment fee (the “Pre-Closing Commitment Fee”), which shall accrue during the period from and including June 1, 2013 (the “Commencement Date”) to but not including the earlier of (i) the Closing Date and (ii) the termination of the Commitment Letter in accordance with its terms, at a rate equal to 0.25% per annum (the “Pre-Closing Commitment Fee Rate”) on the average daily amount of each Lender's commitment to the Facility; provided, that the Pre-Closing Commitment Fee Rate will increase by 0.05% on each successive three month anniversary of the Commencement Date (commencing September 1, 2013). Accrued Pre-Closing Commitment Fees shall be payable on the earlier of (1) the Closing Date and (2) the termination of the Commitment Letter in accordance with its terms.
In addition, the Borrower shall pay a commitment fee (the “Post-Closing Commitment Fee”), which shall accrue from and after the Closing Date at a rate equal to (i) until the time that the Borrower first obtains a Designated Rating from any of S&P, Moody's or Fitch, the rate per annum specified on the attached Leverage-Based Pricing Grid set forth on Schedule 1 based on the Borrower's Leverage Ratio as of the most recently ended fiscal quarter, and (ii) at any time from and after the date when the Borrower first obtains Designated Rating from any of S&P, Fitch or Moody's (subject to the last sentence of part B of Schedule 1), the rate per annum specified on the attached Ratings-Based Pricing Grid set forth on Schedule 1 based on the Borrower's then current Designated Rating, in each case on the average daily unused amount of each Lender's commitment to the Facility. Accrued Post-Closing Commitment Fees shall be payable quarterly in arrears on the last day of each March, June, September and December occurring after the Closing Date, and on the Maturity Date.
All commitment fees will be calculated on a 360-day basis.

Annual Agency Fee:	As agreed between the Agent and the Companies in a separate fee letter.
Upfront Fees:	As agreed between the Lead Arrangers and the Companies in a separate fee letter.
Letter of Credit Participation Fees:
Letter of Credit participation fees shall accrue at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Rate Advances on the aggregate undrawn face amount of outstanding Letters of Credit, and shall be payable to the Agent for the benefit of the Lenders quarterly in arrears and on the Maturity Date. Such participation fees will be calculated on a 360-day basis.

Letter of Credit Fronting and Administrative Fees:
Letter of Credit fronting fees in the amount of 15 basis points of the undrawn face amount of Letters of Credit shall be payable to the respective Issuing Banks on the last day of each quarter and on the Maturity Date. Fronting Fees will be calculated on a 360-day basis.
In addition, normal and customary charges, costs, and reasonable expenses incurred or charged by any Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit shall be payable to such Issuing Bank for its own account.

Optional Prepayment:
Revolving Loans may be prepaid without penalty, on same day notice for Base Rate Advances and two business days' notice (or such shorter notice as may be satisfactory to the Agent) for Eurodollar Rate Advances, in minimum amounts of (i) $1,000,000 and in integral multiples of $500,000 in excess thereof, in the case of Base Rate Advances, and (ii) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Advances. The Borrower will bear all costs related to the prepayment of a Eurodollar Rate Advance prior to the last day of the interest period thereof.

Loan Documentation:
The definitive loan documentation for the Facility will (a) be based on the Existing Enogex Credit Agreement, with appropriate modifications to baskets and materiality thresholds to reflect the size and operational and strategic requirements of the Borrower and its subsidiaries, (b)  contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet and such other terms and provisions to be mutually agreed upon, (c) with respect to the representations, warranties, covenants and events of default, be applicable to the Borrower and, consistent with the Existing Enogex Credit Agreement to the extent applicable, the Borrower's Subsidiaries, Unrestricted Subsidiaries (to be defined) or Material Subsidiaries (to be defined), and (d) be otherwise consistent with this Term Sheet (collectively, the “Documentation Principles”).
“Existing Enogex Credit Agreement” means that certain Credit Agreement dated as of December 13, 2011 by and among Enogex, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent for the lenders.

Conditions Precedent to Closing:
The effectiveness of the credit agreement and the availability of borrowings under the Facility on the Closing Date shall be conditioned solely upon the satisfaction of the conditions set forth in Section 1 of the Commitment Letter and the following conditions:

1)
The Agent shall have received executed and delivered Operative Documents, including, to the extent requested reasonably in advance of the Closing Date by any Lender, a promissory note in favor of such Lender.

2)
The Agent shall have received a customary secretary's certificate of the Borrower attaching resolutions (evidencing the Borrower's ability to execute, deliver and perform the Operative Documents to which it is a party), its charter, its partnership agreement and an incumbency certificate, in form and substance reasonably satisfactory to the Lead Arrangers.

	3)	The Agent shall have received certificates of existence and good standing from the Borrower's jurisdiction of organization or incorporation.
4)
No default or event of default shall have occurred and be continuing and the Agent shall have received a certificate of the Borrower certifying as to the same, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

5)
Accuracy of representations and warranties in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) and the Agent shall have received a certificate of the Borrower certifying as to the same, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

6)
The Agent shall have received copies of the material agreements relating to the Initial JV Transaction to be entered into on or before the Closing Date (including, without limitation, the Master Formation Agreement and any transition services agreement) and a certificate of the Borrower certifying as to the completeness of such agreements, which certificate shall be in form and substance reasonably satisfactory to the Lead Arrangers.

	7)	The Agent shall have received favorable legal opinion(s) with respect to customary matters from counsel for the Borrower, in form and substance reasonably satisfactory to the Lead Arrangers.

8)
Delivery of (a) audited financial statements of Enogex Holdings LLC as of December 31, 2012 for the fiscal year ending on such date, (b) audited financial statements of the business and assets of CenterPoint Energy Field Services, LLC and the CenterPoint Energy business and assets to be contributed to the Borrower as of December 31, 2012 for the fiscal year ending on such date, (c) unaudited pro forma balance sheet as of December 31, 2012 and unaudited pro forma income statement for the year ending December 31, 2012, combining (i) CenterPoint Energy Field Services, LLC, (ii) the CenterPoint Energy business and assets to be contributed to the Borrower and (iii) Enogex, and (d) Projections of the Borrower for the period from January 1, 2013 through December 31, 2016, giving pro forma effect to the Initial JV Transaction, it being understood that (x) such Projections are included in that certain “Midstream JV Ratings Agency Presentation” dated January 31, 2013, which was delivered to the Agent prior to the date of the Commitment Letter and (y) neither the Borrower nor any Company shall have any obligation to update or supplement such Projections as set forth in such “Midstream JV Ratings Agency Presentation”.

9)
There not having occurred any material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower, its subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole since December 31, 2012, other than as disclosed (i) in the SEC Reports (as defined below) or (ii) in writing to the Agent prior to the date of the Commitment Letter.

“SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy, Inc. (“CenterPoint Energy”) and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012, and (ii) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the date of the Commitment Letter.

10)	The Initial JV Transaction shall have been consummated prior to, or shall be consummated substantially simultaneously with, the Closing Date.
11)
All material governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

12)
The Agent shall have received five days prior to the Closing Date (or such later date as the Agent shall reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Agent a reasonable period in advance of the date that is five days prior to the Closing Date.

13)
All fees required to be paid on the Closing Date pursuant to the Term Sheet and Fee Letters, and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least one business day prior to the Closing Date shall have been paid or shall, substantially simultaneously with the initial borrowing under the Facility, be paid.

14)
The termination in full of the commitments of the lenders and payment in full of all debt outstanding under (a) the Existing Enogex Credit Agreement and (b) the Enogex Intercompany Agreement shall have occurred prior to, or substantially simultaneously with the initial borrowing of Revolving Loans on, the Closing Date.

15)
The Agent shall have received fully-executed copies of the amendments to the primary working capital credit facilities of CenterPoint Energy and CERC being entered in connection with the Initial JV Transaction.

16)	If there is to be a borrowing of Revolving Loans on the Closing Date, the Agent shall have received a borrowing notice from the Borrower.

Conditions Precedent to all Credit Extensions:	1)
All representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be accurate in all respects) on and as of the date of such extension of credit, both before and immediately after giving effect to such extension of credit, except to the extent such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date; provided that the representation and warranties as to no Material Adverse Effect and no litigation shall be made only on and as of the Closing Date.

	2)	At the time of and immediately after giving effect to such extension of credit, no default or event of default shall have occurred and be continuing.
For the avoidance of doubt, the foregoing conditions shall not be applicable to conversions and continuations of outstanding Revolving Loans.
Representations and Warranties:
The Operative Documents will contain only the following representations and warranties, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Organization, existence, good standing of the Borrower and its Material Subsidiaries.
	2)	Power and authority of the Borrower to execute, deliver and perform its obligations under the Operative Documents.
	3)	Due authorization, execution and delivery by the Borrower of the Operative Documents; legality, validity, binding effect and enforceability of the Operative Documents.
	4)	Execution, delivery, and performance of Operative Documents do not violate applicable law, organizational documents or existing agreements.
	5)	No material governmental or regulatory approvals required.
6)
As of the Closing Date, except as set forth in the Closing Date SEC Reports (as defined below) or as disclosed in writing to the Agent prior to the Closing Date, no litigation, proceeding or governmental or regulatory investigation which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower and its subsidiaries, taken as a whole after giving effect to the Initial JV Transaction (a “Material Adverse Effect”) or which seeks to prevent, enjoin or delay the Transactions or the making of the initial Revolving Loans.

“Closing Date SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012 and (ii) any Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by any of OGE, CenterPoint Energy and CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the Closing Date.

7)
As of the Closing Date, the absence of any Material Adverse Effect since December 31, 2012, other than as disclosed (i) in the Closing Date SEC Reports or (ii) in writing to the Agent prior to the Closing Date.

	8)	Accuracy of information.
	9)	Financial statements.
	10)	Compliance with laws and regulations, except as could not reasonably be expected to cause a Material Adverse Effect.
	11)	Margin regulations.
	12)	Not an investment company.
	13)	Solvency.
	14)	Taxes.

	15)	OFAC.
	16)	Subsidiaries.
	17)	ERISA.
	18)	Title or rights to use material properties.
	19)	No violation of court or governmental decrees, except as could not reasonably be expected to cause a Material Adverse Effect.
Financial Covenants:	1)
Leverage Ratio (as defined below) as of the last day of each fiscal quarter of the Borrower (a) occurring at any time other than during an Acquisition Period (as defined below), of no greater than 5.00:1.00 and (b) occurring during an Acquisition Period, of no greater than 5.50:1.00.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated Debt (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) as of such date to (ii) Consolidated EBITDA (to be defined) of the Borrower and its consolidated subsidiaries (other than its Unrestricted Subsidiaries) for the period of four consecutive fiscal quarters ending on such date (with actual Consolidated EBITDA after the Closing Date being annualized for purposes of calculating Consolidated EBITDA until a full four-fiscal quarter period following the Closing Date has been completed).
“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect (and before giving effect to any subsequent Acquisition Period), the Borrower must be in compliance with the financial covenants and no default or event of default shall have occurred and be continuing.
“Specified Acquisition” means any one or more related transactions (a) pursuant to which the Borrower or any of its subsidiaries acquires for an aggregate principal purchase price of not less than $50,000,000 (i) more than 50% of the equity interests in any other person or (ii) other property or assets (other than acquisitions of equity interests of a person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other person, and (b) which is designated by the Borrower (by written notice to the Agent) as a “Specified Acquisition”.

2)
As of the last day of each fiscal quarter of the Borrower occurring prior to the first date on which the Borrower achieves Investment Grade Status, the ratio of Consolidated EBITDA to Consolidated Interest Expense (to be defined) may not be less than 3.00:1.00; provided, however, that this financial covenant will not be included in the Operative Documents if the Borrower achieves Investment Grade Status prior to the Closing Date.

“Investment Grade Status” means the time at which the Borrower has at least two of the following Designated Ratings: at least BBB- from S&P, at least Baa3 from Moody's, and at least BBB- from Fitch.

Affirmative Covenants:
The Operative Documents will contain only the following affirmative covenants, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Preservation and maintenance of existence.

2)
Submission of independently audited annual financial statements and unaudited quarterly financial statements, in each case for the Borrower and its consolidated subsidiaries, and other reporting and notice requirements (including with respect to certain ERISA events).

	3)	Material compliance with laws and regulations (including ERISA and applicable environmental laws and regulations).
	4)	Payment of taxes.
	5)	Visitation and inspection rights; provided that the Borrower shall pay for only one such visit by the Agent and the Lenders, as a whole, per year unless an event of default exists.
	6)	Maintenance of books and records.
	7)	Maintenance of material properties.
	8)	Maintenance of insurance.
	9)	Use of proceeds.
Negative Covenants:
The Operative Documents will contain only the following negative covenants, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

	1)	Certain restrictions on liens.
	2)	Certain restrictions on change of business, consolidations, mergers, and sale of all or substantially all of the assets of the Borrower and its subsidiaries on a consolidated basis.
3)
Certain restrictions on debt (including amounts payable in connection with the mandatory redemption of certain equity interests that are mandatorily redeemable prior to the date that is 91 days after the Maturity Date) applicable to the Borrower's subsidiaries (other than Unrestricted Subsidiaries), with exceptions for certain existing debt and baskets to be agreed, provided that such exceptions for existing debt shall not apply to any increase to the principal amount of, or extension of maturity of, such existing debt.

4)
Certain restrictions on restricted payments, with exceptions for, among other things, cash distributions of “Available Cash” (to be defined in the Borrower's partnership agreement) when no event of default exists or would be caused thereby; provided, however, that this covenant shall no longer apply upon the Borrower achieving Investment Grade Status.

	5)	Certain restrictions on entering into certain restrictive agreements.
6)
Certain restrictions on affiliate transactions, with exceptions for, among other things, (a) customary arrangements among affiliates relating to the administrative or management services authorized by the Borrower's or such Subsidiary's organizational documents or board of directors or other governing body (or committee thereof), (b) equity investments made in affiliates in an amount to be agreed and (c) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of such regulatory body.

7)
Restrictions on amending (a) (i) that certain Term Loan Agreement dated as of August 2, 2012 by and among Enogex, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, (ii) Enogex's 6.875% Senior Notes due 2014 and (iii) Enogex's 6.25% Senior Notes due 2020, in each case, to the extent such amendment would increase the principal amount of, or extend the maturity of, such debt; provided, however, that this clause (a) shall not prohibit any amendment to, or refinancing of, such debt to the extent such amended or refinanced debt is not prohibited by the debt covenant described in clause 3) above and (b) the Borrower's Partnership Agreement, the transition services agreement and any other material agreement entered into by the Borrower or any of its subsidiaries in connection with the Initial JV Transaction, in each case described in this clause (b), in a manner that is materially adverse to the Lenders.

No covenant will prevent the consummation of an initial public offering of equity interests in the Borrower (the “IPO”).
Events of Default:
The Operative Documents will contain only the following events of default, which shall be substantially similar to those in the Existing Enogex Credit Agreement, with modifications identified below and such other modifications otherwise consistent with the Documentation Principles:

1)
Failure to pay principal or any Letter of Credit reimbursement obligation when due; failure to pay interest or fees within five business days of when due; and failure to pay any other obligation or liability when due and such failure continues at least 10 business days after the Borrower's receipt of notice from the Agent of such failure to pay.

	2)	Representations or warranties materially incorrect when made or deemed made.
	3)	Failure to comply with covenants (with notice and cure periods as applicable); provided that there will be no cure periods for any negative covenants.
4)
Cross-payment default on debt of the Borrower or any of its Material Subsidiaries in an aggregate principal amount equal to or greater than $100,000,000, and cross-acceleration with respect to such debt.

5)
Final judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance) rendered against the Borrower or any of its Material Subsidiaries and not vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days.

6)
Bankruptcy or liquidation of, or the appointment of a receiver or similar official for, the Borrower or any of its Material Subsidiaries, or the institution of any such proceeding that continues undismissed or unstayed for a period of 90 days.

	7)	ERISA events.
	8)	Change of control (which such term will be defined to permit the IPO).
9)
Failure of the credit agreement or any promissory note to remain in full force and effect or any action is taken by the Borrower to assert the invalidity or enforceability of the credit agreement or any promissory note.

Other:	Operative Documents will include, without limitation:
1)
Indemnification of the Agent, Issuing Banks and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of the Facility or the use or proposed use of proceeds (with exceptions consistent with those set forth in the indemnification provisions of the Commitment Letter).

	2)	Mutual waiver of consequential damages.
	3)	Agency, set-off, sharing, notice, treatment of information, and confidentiality language.
4)
“Majority Lenders” defined as those Lenders holding greater than 50% of the aggregate commitments under the Facility or, if no commitments are outstanding, greater than 50% of the aggregate principal amount of the outstanding extensions of credit under the Facility.

	5)	Customary Letter of Credit provisions.
6)
Customary defaulting lender provisions, including provisions relating to the replacement of such defaulting lender, abeyance or reallocation of certain fees payable to such defaulting lender, the suspension of voting rights for such defaulting lender for Majority Lender votes and the reallocation or, where reallocation is not available, cash collateralization of such defaulting lender's participation obligations in Letters of Credit and Swingline Loan obligations to facilitate ongoing issuances thereof.

Assignments and Participations:
Each Lender will have the right to assign to one or more banks or financial institutions all or a portion of its rights and obligations under the Operative Documents, with the consent, not to be unreasonably withheld, of the Agent, the Swingline Lender, the Issuing Banks and, so long as no event of default has occurred and is continuing, the Borrower; provided that (a) any such assignment shall be effected pursuant to an assignment and assumption agreement which shall include representations sufficient to establish that the consideration used by the applicable successor Lender to make its loans does not constitute “plan assets” (as defined under ERISA) and (b) no such assignment shall be made to, unless an event of default has occurred and is continuing, (x) any competitor of the Borrower or any of its subsidiaries or (y) any other company primarily engaged in the business of selling or distributing energy products, provided that this clause (y) shall not apply to any financial institution solely as a result of such person trading in commodity products (any person described in the foregoing clauses (x) or (y), an “Ineligible Assignee”). In the case of partial assignments, the minimum assignment amount will be $5,000,000, unless otherwise agreed by the Borrower and the Agent. The parties to each assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.
Each Lender will also have the right, without the consent of the Borrower, the Issuing Banks, the Swingline Lender or the Agent, to assign (i) as security, all or part of its rights under the Operative Documents, including any assignment to a Federal Reserve Bank, and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the Operative Documents to any of its affiliates; provided that the consent of the Issuing Banks and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable.
Each Lender will have the right to sell participations in its rights and obligations under the Operative Documents to banks and financial institutions (other than an Ineligible Assignee), subject to customary restrictions on participant voting rights and other customary restrictions on the participant rights (substantially similar to the restrictions in the Existing Enogex Credit Agreement). A participant purchasing a participation shall deliver applicable tax forms to the participating Lender.

Yield Protection, Taxes, and Other Deductions:	1)
The Operative Documents will contain yield protection provisions based upon those contained in the Existing Enogex Credit Agreement, protecting the Lenders in the event of illegality, increased costs, unavailability of funding, funding losses, and reserve and capital adequacy requirements, subject to protections for the Borrower (including provisions limiting the Lenders' ability to claim yield protection after 90 days have elapsed).

2)
The Operative Documents will contain a tax gross-up provision customary for facilities of this nature, subject to customary exclusions (substantially similar to the exclusions in the Existing Enogex Credit Agreement) and protections for the Borrower (including, without limitation, mitigation, tax form, FATCA documentation and refund provisions and provisions limiting the Lenders' ability to claim gross-up after 120 days have elapsed).

The Borrower will have the right to replace any Lender which requests reimbursements for amounts owing under (1) and (2) above, or with respect to which the Borrower is required to pay any taxes or additional amounts pursuant to (1) or (2) above, or which is unable to lend at the Eurodollar Rate, provided that (i) such Lender has received payment of all amounts owing to such Lender under the Operative Documents and (ii) the Borrower has received the prior written consent of the Agent with respect to any replacement Lender that is not an existing Lender (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) the Borrower has paid the Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Amendments:
Amendments and waivers of the provisions of the credit agreement and other Operative Documents will require the approval of the Majority Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment, and (b) the consent of 100% of the Lenders shall be required with respect to (i) amendments of the voting provisions and (ii) modifications to the pro rata sharing of payment provisions.
The Borrower shall have the right to replace a Lender if such Lender does not consent to an amendment or waiver that requires unanimous Lender consent and the consent of the Majority Lenders has been obtained.
In addition, the Borrower shall have the right at any time that no event of default exists, in its sole discretion, to remove a Lender upon 15 business days' written notice to such Lender being removed and the Agent, such removal to be effective at the expiration of such 15 business day notice period.

Governing Law:	State of New York.
Counsel to the Agent:	Bracewell & Giuliani LLP
Expenses:
The Borrower will pay, or reimburse the Lead Arrangers and the Agent for, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi) incurred by any of them in connection with the syndication of the Facility and the preparation, negotiation, execution, delivery, administration or amendment of the Operative Documents. The Borrower will pay, or reimburse the Lead Arrangers, the Agent and the Lenders for, all costs and expenses (including the reasonable fees and expenses of counsel to the Agent) incurred by them in connection with the enforcement of any of their respective rights and remedies under the Facility. Such expenses will be reimbursed by the Borrower after presentation of a statement of account, regardless of whether the Transactions are actually completed or the Operative Documents are signed.

Submission to Jurisdiction:	The Borrower will submit to the exclusive jurisdiction of the courts of the State of New York in connection with disputes that may arise in connection with the Facility.

Schedule 1

PRICING GRIDS; BASE RATE; EURODOLLAR RATE

A. Leverage-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Leverage Ratio	< 2.5:1.0	≥ 2.5:1.0 but < 3.0:1.0	≥ 3.0:1.0 but < 3.5:1.0	≥ 3.5:1.0 but < 4.0:1.0	≥ 4.0:1.0
Commitment Fee	25.0 bps	32.5 bps	50.0 bps	50.0 bps	50.0 bps
Applicable Margin for Eurodollar Rate Advances	175 bps	200 bps	225 bps	275 bps	300 bps
Applicable Margin for Base Rate Advances	75 bps	100 bps	125 bps	175 bps	200 bps

B. Ratings-Based Pricing Grid

	Level I	Level II	Level III	Level IV	Level V
Designated Rating	≥ BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	BBB-/Baa3/ BBB-	BB+/Ba1/BB+	≤ BB/Ba2/BB
Commitment Fee	15.0 bps	20.0 bps	25.0 bps	30.0 bps	35.0 bps
Applicable Margin for Eurodollar Rate Advances	125 bps	137.5 bps	162.5 bps	175.0 bps	200.0 bps
Applicable Margin for Base Rate Advances	25 bps	37.5 bps	62.5 bps	75.0 bps	100.0 bps

Ratings in the above Ratings-Based Pricing Grid are based on the Designated Ratings issued by Standard & Poor's Financial Services LLC (“S&P”), Moody's Investors Service, Inc. (“Moody's”) and Fitch Ratings (“Fitch” and, together with S&P and Moody's, the “Rating Agencies” and each, a “Rating Agency”). “Designated Rating” means, with respect to any Rating Agency, (i) the rating assigned by such Rating Agency to the Facility at any time such a rating is in effect, (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the Term Loan Facility, (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower's long-term senior unsecured non-credit enhanced debt rating, or (iv) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i), (ii) or (iii), the Borrower's “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

For purposes of the foregoing, (i) if the Designated Ratings are split and all three ratings fall in different levels, the pricing shall be based upon the level indicated by the middle rating; (ii) if the Designated Ratings are split and two of the ratings fall in the same level (the “Majority Level”) and the third rating is in a different level, the pricing shall be based upon the Majority Level; (iii) if only two of the three rating agencies issue a Designated Rating, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (iv) if only one of the three rating agencies issues a Designated Rating, such rating shall apply; and (v) if the Designated Rating established by S&P, Moody's or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody's or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. If the rating system of S&P, Moody's or Fitch shall change, or if any of S&P, Moody's or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such rating agencies and, pending the effectiveness of any such amendment, the applicable commitment fee rate, the Applicable Margin for Eurodollar Rate Advances and the Applicable Margin for Base Rate Advances shall be determined by reference to the Designated Rating of such rating agency most recently in effect prior to such change or cessation.

C. Base Rate Definition

“Base Rate” means for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following: (a) the rate of interest announced publicly by Citibank, N.A. at its principal office in New York, New York, from time to time, as its prime rate; (b) 0.5% per annum plus the federal funds rate and (c) the Eurodollar Rate for a one-month interest period that begins on such day (and if such day is not a business day, the immediately preceding business day) plus 1%.

D. Eurodollar Rate Definition

“Eurodollar Rate” means, with respect to any interest period for any Eurodollar Rate Advance, the rate appearing on the Reuters Reference LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period, as the rate for deposits in Dollars with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for such interest period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second business day next preceding the first day of such interest period.